Exhibit 2.3

Form SCC710 (Rev. 09/20)	Guide for Articles of Amendment – Virginia Stock Corporation
State Corporation Commission

ARTICLES OF AMENDMENT OF

CWS Investments, Inc.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.	The name of the corporation is	CWS Investments, Inc.

2.	The corporation amends the Articles of Incorporation to reflect the intent of the Company and by increasing the authorized shares of non-voting preferred stock from 8,025,000 to 15,525,000.

3.	The foregoing amendments were adopted on	January 20, 2023.

4.	Amendments were adopted pursuant to a vote of the Board of Directors insofar as the corporation has not issued any shares. The adoption of the amendments were duly approved by the board of directors. Shareholder approval of the amendments were not required as the corporation has not issued shares

Executed in the name of the corporation by:

/s/ Christopher Seveney	1/20/23

Christopher Seveney	CEO, Chairman of the Board

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